CAMELOT CORPORATION
                        CAMELOT PLACE
                     17770 Preston Road
                    Dallas, Texas  75252
                       (972) 733-3005


         NOTICE OF A CANCELED SHAREHOLDERS MEETINGS


     NOTICE is hereby given that effective May 20, 1997 the Special Shareholders' Meeting called for June
     11, 1997 has been canceled by authority of the Board of Directors.


     BY ORDER OF THE BOARD OF DIRECTORS


     Jeanette Fitzgerald
     Corporate Secretary